Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated March 24, 2026, relating to the consolidated financial statements of Glass House Brands Inc. and subsidiaries (the “Company”) as of December 31, 2025 and 2024, and for each of the years in the two-year period ended December 31, 2025, appearing in the Company’s Annual Report on Form 40-F for the year ended December 31, 2025.

We also consent to being considered experts in auditing and accounting in connection with the incorporation by reference of the consolidated financial statements referred to above in the prospectus forming part of this Registration Statement.

/s/ Macias Gini & O’Connell LLP

Irvine, California

July 14, 2026